FORM 10f-3
Registered Domestic Securities
FUND: MGI Core Opportunistic Fixed Income Fund
1.            Issuer: Verizon Communications, Inc..
1.	Date of Purchase: 10/30/08 _______________________________________

3.	Date offering commenced: 10/30/08	_______________________________________
4.            Underwriters from whom purchased: Citigroup Global Markets, Inc.____________

5.            Subadvisor of Managed Portion: ___BlackRock Financial Management, Inc______
6.            Affiliated person in underwriting syndicate: Merrill Lynch & Co.____________

7.            Nature of affiliation1:  __Merrill Lynch has partial ownership of BlackRock_________
8.            Aggregate principal amount or number of shares purchased: $400,000
9.            Aggregate principal amount or total number of shares of offering: $2,000,000,000
10.            Purchase price (net of fees and expenses): 99.438
11.            Initial public offering price: 99.438
12            Commission, spread or profit: _0.45____%                                                                                                 $

13.       Have the following conditions been satisfied?
	YES	NO
a. The securities are part of an issue registered under the 1933 Act that is being offered to the public.	___X__	_________
b. The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).

	___X__	_________
c. The securities were purchased at a price not more than the price paid by each other purchaser in the offering or in any concurrent offering of the securities.	____X__	_________
d. The issuer of the securities and any predecessor has been in continuous operation for not less than three years.	____X___	_______
e. The underwriting was a firm commitment underwriting.	____X___	_______
f. The commission, spread or profit received by the principal underwriters was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
	___X___	_______
g. The amount of such securities purchased by the Fund and all investment companies and discretionary accounts advised by the same Advisor did not exceed 25% of the principal amount of the offering.	____X___	_______
h. No affiliated person (as described in footnote 1) was a direct or indirect participant in or beneficiary of the sale.	____X___	________

i. The subadvisor has not consulted, with regards to its Managed Portion, with any other subadvisor of the Fund that is a principal underwriter or an affiliated person of a principal underwriter concerning this transaction.

	____X___	________
Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above.

Approved: /s/ Deirdre Curry                                                                                                 Date: 1/22/09

[1] For purposes of Rule 10f-3, relevant affiliated persons include any officer, trustee or employee of the Funds, or any Advisor, or any person of which such officer, trustee, employee or Advisor is an affiliated person.